                         WEDGE CAPITAL MANAGEMENT L.L.P.
                             INSIDER TRADING POLICY
                           REVISED: SEPTEMBER 9, 2008

1.   OVERVIEW:

     WEDGE Capital Management, L.L.P. forbids any associate from trading, either personally or on behalf of others, while in possession of material nonpublic information and from communicating material nonpublic information to others. This conduct is frequently referred to as insider trading. WEDGE's policy applies to every partner and employee and pertains to activities both within and outside their duties at WEDGE. Please see a compliance officer with any questions.

     Insider trading includes, but is not limited to, the following types of actions:

          - trading by an insider, while in possession of material nonpublic information

          - trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated

          -    communicating material nonpublic information to others

     Every partner and employee of WEDGE must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

2.   DEFINITIONS:

     A. Insider: The concept of being an insider is broad. It includes officers, directors, and employees of a company. A person can be a "temporary insider" if he or she enters into a confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A "temporary insider" can include, among others, a company's attorneys, accountants, consultants, bank-lending officers, and the employees of such organizations. WEDGE may become a "temporary insider" of a client. According to the Supreme Court, a company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

     B. Material Information: Trading on inside information is not a basis for liability unless the information is material. Material information is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information one should consider material includes, but is not limited to:

          - Earnings information (reports or projections, favorable or unfavorable) and changes in previously released earnings estimates

          - Events regarding the issuer's securities (e.g. dividend changes, defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits)

          - Significant merger or acquisition proposals/agreements, tender offers, joint ventures, changes in assets

          - New products or discoveries, or developments regarding customers or suppliers (e.g. the acquisition or loss of a contract)

          -    Changes in control or in management

          - Changes in auditors or auditor notification that the issuer may not longer rely on an auditor's audit report

          -    Major litigation

          -    Liquidation problems


WEDGE Capital Management L.L.P.                                                1
Insider Trading Policy

          Material information does not have to relate to a company's business or be disclosed by a corporate insider. For example, the knowledge of the contents of a forthcoming newspaper column that is expected to affect the market price of a security could be considered material inside information.

     C. Nonpublic Information: Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, appearing on the internet, Bloomberg, in The Wall Street Journal, or other publications of general circulation would be considered public.

     D. Fiduciary Duty/Misappropriation: Insider trading and tipping violate the federal securities laws if the trading or tipping of the information results in a breach of fiduciary duty of trust or confidence. Liability for insider trading could involve a breach of duty to a client, an employer, employees, or a personal acquaintance. For example, a fiduciary breach may be found where an insider gains a personal direct or indirect benefit from the disclosure. An outsider may be liable for insider trading under the misappropriation theory if he or she breaches a duty of trust or confidence to anyone by obtaining information improperly, or by using information obtained properly for an improper purpose.

3.   PENALTIES FOR INSIDER TRADING

     Penalties for trading on or communicating material nonpublic information are severe; both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

          -    civil injunctions

          -    treble damages

          -    disgorgement of profits

          -    jail sentences

          - monetary fines that could exceed the profit gained or the loss avoided (regardless of if the person benefited)

     In addition, any violation of this policy statement will result in serious sanctions by WEDGE, which could include dismissal of the persons involved. Please see WEDGE's Disciplinary Policy.

4.   IDENTIFYING INSIDER INFORMATION

     The following questions are listed to aid associates in avoiding insider trading, and to aid WEDGE in preventing, detecting, and imposing sanctions against insider trading.

     For companies where you may have inside information, ask yourself the following questions before recommending the security for WEDGE clients or requesting approval for a personal trade.

          -    Is the information material:

               - Would an investor consider the information important in making his or her investment decisions?

               - Would the information substantially affect the market price of the securities if known by investors?

          -    Is the information nonpublic:


WEDGE Capital Management L.L.P.                                                2
Insider Trading Policy

               -    Who has this information?

               - Does the marketplace have the information (filed with the SEC, published in The Wall Street Journal, on the internet, Bloomberg, or other publications of general circulation)?

     Immediately notify the Chief Compliance Officer (CCO) or the Director of Research if you believe that the information you have is material and nonpublic or if you have doubt as to whether the information is material and nonpublic. Do not share the information with other persons either within or outside WEDGE.

     The CCO or the Director of Research will review the situation and decide if consultation with the Management Committee is necessary. Instructions to either prohibit or allow trading and communications will then be provided.

5.   PREVENTION OF INSIDER TRADING

     WEDGE will discuss the current Insider Trading policy at the annual Compliance Meeting, for which attendance, or review and signed acknowledgement of the presentation, is required.

     When WEDGE determines an associate has material non-public information, a Compliance associate will block the security from trading in the order management system (Checkfree's APL.) The associate with the information will be reminded that they may not trade for themselves on the information and may not communicate the information to others. Compliance will add the security to the Restricted Stock List (see appendix 1) and will refer to this list when approving/disapproving personal security trading requests.

     On occasion, WEDGE may receive information from an issuer or their agent subsequent to signing a confidentiality or restricted trading agreement. The decision to enter into such an agreement will be made by a group consisting of the covering analyst, the lead product analyst, the Director of Research, and the Management Committee.

6.   DETECTION OF INSIDER TRADING

     The Personal Security Trading Policy will help detect instances of insider trading by requiring employees to disclose all accounts in which they have a beneficial interest or investment control, obtain pre-approval of certain trades, and provide duplicate confirmations and account statements for those accounts. For more information, please see the Personal Trading Policy. The Employee Relationship List (see appendix 2) and the on-going review of e-mails will assist the Compliance group in detecting insider trading.

7.   REPORTS TO MANAGEMENT COMMITTEE

     A written report to the Management Committee providing full details and recommendations for further action will be prepared for any violations of this policy.


WEDGE Capital Management L.L.P.                                                3
Insider Trading Policy

                                                                      Appendix 1

                         WEDGE CAPITAL MANAGEMENT L.L.P.

               RESTRICTED STOCK LIST / CONFIDENTIALITY AGREEMENTS

                    RESTRICTION   RESTRICTION
SECURITY   TICKER    BEGIN DATE   LIFTED DATE   REASON FOR INCLUSION ON RESTRICTED LIST
--------   ------   -----------   -----------   --------------------------------------------------------
ABC Corp     ABC     5/30/2008      6/5/2008    Signed a confidentiality agreement on 5/30/08 for a call
                                                to take place on 6/1/08. As of the call date WEDGE has
                                                material inside information. A press release is expected
                                                on 6/3/08.


WEDGE Capital Management L.L.P.                                                4
Insider Trading Policy

                                                                      Appendix 2

                                 INSIDER TRADING
                         MATERIAL EMPLOYEE RELATIONSHIPS
                                    MAY 2008

EMPLOYEE NAME   NAME         RELATIONSHIP   PLACE OF EMPLOYMENT
-------------   ----------   ------------   -------------------
Joe Smith       Sam Smith    Brother        ABC Company
                Mary Smith   Wife           XYZ Inc.
Sarah Baker     None         n/a            n/a


WEDGE Capital Management L.L.P.                                                5
Insider Trading Policy

                         WEDGE CAPITAL MANAGEMENT L.L.P.
                        PERSONAL SECURITY TRADING POLICY
              EFFECTIVE OCTOBER 1, 2002 (REVISED NOVEMBER 27, 2007)

I.   Introduction

          This policy is part of our Code of Ethics and is designed to uphold our fiduciary duty to our clients. In conducting business and carrying out the provisions of this policy, WEDGE personnel shall:

               1.   Place the interests of our clients first at all times;

               2. Conduct personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

               3.   Not take inappropriate advantage of their positions;

               4. Maintain confidentiality of information concerning WEDGE trading activity, except when disclosure is required on a professional basis; and

               5.   Comply with all applicable Federal securities laws.

II.  General Provisions

          All partners and employees must abide by the following general provisions:

               1. Acknowledge receipt of the Code of Ethics, and all amendments thereof, in writing;

               2. Report any violations of the Code of Ethics promptly to the Chief Compliance Officer (CCO) or other member of the Compliance Group;

               3. All personnel are discouraged from short-term trading (generally defined as 30 days or less); and

               4. No employee or partner or spouse of either is permitted to be a director of a public company without prior Management Committee approval.

          Doubtful situations should be resolved in favor of WEDGE's clients. Technical compliance with the Policy's procedures will not automatically insulate from scrutiny certain securities transactions that indicate an abuse of fiduciary responsibility.

III. Individuals Covered by the Policy

          All WEDGE partners and employees are considered access persons and are required to abide by the requirements of this policy.

IV.  Definitions

     A. Access Persons - All supervised persons (i.)who have access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (ii.)who are involved in making securities recommendations to clients or have access to such recommendations that are nonpublic.

     B. Beneficial Interest* - The opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in any profit derived from a transaction in the subject securities.

          A partner or employee is presumed to have a beneficial interest in the following:

               -    Securities owned individually or jointly;


Personal Security Trading Policy                                               1

               - Securities owned by Immediate Family members (as defined below) who reside in the partner's or employee's household; and

               - Securities in which Immediate Family members, who reside in the partner's or employee's household, exercise Investment Control (defined below).

     C. Direct Obligations of the Government of the United States - Securities backed by the full faith and credit of the Unites States Government. These include direct obligations of the federal government (e.g. Treasuries) and securities issued by agencies of the U.S. government (e.g. GNMA's).

     D. High Quality Short-Term Debt - Any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

     E. Immediate Family - Immediate Family includes: spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, and in-laws. Immediate Family also includes adoptive relationships and other relationships (whether or not recognized by law) that the Compliance Group determines could lead to possible conflicts of interest or appearances of impropriety such as a fiancee.

     F. Investment Control* - Persons are deemed to have Investment Control in brokerage accounts in which he or she has authority to place a trade or is an investment decision-maker for the account. It is assumed that you have Investment Control over all accounts registered jointly with your spouse.

* Any uncertainty as to whether a person has Investment Control or Beneficial Interest should be brought to the attention of the Compliance Group.

V.   Reporting Requirements

     These reporting requirements apply to all investment accounts and any holdings therein which a partner or employee has Investment Control or Beneficial Interest except those specifically exempted by Rule 204A-1 of the Investment Advisers Act of 1940 (the "Act"). These exemptions include:

          1.   Direct obligations of the Government of the United States;

          2. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

          3.   Shares issued by money market funds.

     Any questions regarding reportable securities should be directed to the Compliance Group.

     A.   Initial Holdings Report

          All new employees must provide a list of all reportable securities held as of the date employment commences or as of a date no more than 45 days prior to joining WEDGE. This list must be furnished within 10 days of starting employment and be reported on the "Annual Personal Security Ownership Form" (APSOF - Exhibit 6).


Personal Security Trading Policy                                               2

     B.   Annual Holdings Report

          All partners and employees must submit a list of all reportable securities held as of each December 31 that includes (i.) the title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security; (ii.) the name of any broker, dealer, or bank in which the account is maintained; and (iii.) the date the report is submitted. This report must be presented to a member of the Compliance Group by January 30th each year and may be reported on the "Annual Personal Security Ownership Form" (APSOF - Exhibit 6) or directly from the custodian.

     C.   Duplicate Confirmations and Statements

          In order to properly audit transactions and to comply with reporting requirements of the Act, partners and employees must arrange for the direct mailing of all confirmations and statements to the following address:

                 WEDGE Capital Management L.L.P.
                 STCC FILE - FBO (insert name)
                 301 S. College Street, Suite 2920
                 Charlotte, North Carolina 28202-6002

          A form letter, which can be used for this purpose, is located at
          Exhibit 2. In the event confirmations and statements cannot be sent directly to WEDGE, the Compliance Group will approve an alternate procedure. The form "Request Alternative Confirmation Procedure,"
          Exhibit 5, should be completed and approved by a member of the Compliance Group for all accounts (not previously exempted from the policy) for which statements and or confirmations cannot be sent to WEDGE.

     D.   New Accounts

          Partners and employees must disclose to WEDGE when a new account has been opened in which he or she has Investment Control or Beneficial Interest. The "New Account Report" at Exhibit 4 should be filled out and given to a member of the Compliance Group. Additionally, duplicate confirmations and statements must be sent to WEDGE. A form letter, which can be used for this purpose, is located at Exhibit 2. The "New Account Report" and a copy of the letter (or equivalent document) requesting duplicate statements and confirmations should be completed and given to a member of the Compliance Group within 30 days of opening a new account.

     E.   Quarterly Attestation

          On a quarterly basis, all partners and employees are required to affirm that WEDGE has received confirmation of all trading activity or that no trading activity occurred during the quarter. In addition, partners and employees will be required to report any accounts that were opened or closed during the quarter to assist with periodic reviews. Partners and employees will also need to state whether or not any personal trades occurred during the quarter with mutual funds managed by WEDGE. (The Quarterly Attestation will list all mutual funds currently sub-advised by WEDGE.) A sample attestation request is located at Exhibit 3. Responses are due no later than the 30th day of the month following the end of each quarter.


Personal Security Trading Policy                                               3

VI.  Pre-clearance of Personal Securities Transactions

     A.   Required Authorizations

          All partners and employees are required to receive authorization from a member of the Compliance Group before trading common stocks, options on common stocks, taxable bonds, convertible preferred stocks, and private placements in accounts in which the partner or employee has sole or shared Investment Control.

     B.   Pre-clearance Exemptions

          The following types of security transactions are exempt from pre-clearance:

               1. Securities obtained through an automatic dividend reinvestment plan;

               2. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class;

               3. Securities obtained through a merger, spin-off, split or corporate action; and

               4.   Transactions in securities not listed in VI. A.

     C.   Pre-clearance Process

          Please see the flowchart at Exhibit 1, which outlines the pre-clearance process.

          1. The person wishing to place a trade should first determine whether or not the trade requires pre-clearance by reviewing the list of included transactions in Section VI.A. above. If required, the person must fill out a Personal Trade Form (PTF), which is located at Exhibit 7. Approval should be sought from a member of the Compliance Group. In no event will anyone be allowed to sign his or her own approval form. If the trade is approved, it should be executed on the proposed trade date as designated on the PTF, with limited exception (see #3 below). One copy of the PTF will be given to the originator, and one retained by WEDGE.

          2. For every trade not approved, the PTF will be returned to the originator with an explanation of why the trade wasn't allowed. If the originator thinks the trade should be allowed, the person may complete a new PTF and must have two authorized individuals approve the form after indicating to them why the PTF wasn't approved originally.

          3. Good-till-canceled (GTC) orders may not be approved if they could cause a potential conflict. For example, an order by an employee to purchase an issue on a WEDGE Buy List should be executed promptly, as opposed to using a GTC limit type order, which may take days or weeks to be filled and potentially conflict with a transaction for a WEDGE customer. Generally, GTC orders will be limited to the approval day and the following two days.

          4. An analyst's absence from the office will not preclude a personal trade from being approved.

VII. Blackout Periods

     This section describes restrictions on the timing of personal trades in accounts in which a partner or employee has Investment Control or Beneficial Interest. These restrictions do


Personal Security Trading Policy                                               4
     not apply to rebalance transactions in which fewer than half of WEDGE's designated accounts are involved.

          1.   Trades Subject to One-Day Blackout Period

               Partners and employees are not allowed to conduct trades of personal securities on the same day that WEDGE trades the same securities for our clients.

          2.   Trades Subject to Five-Day Blackout Period

               a. Partners and employees are not allowed to buy a security that WEDGE anticipates buying for its clients within the next 5 business days.

               b. Partners and employees must also refrain from purchasing a security that WEDGE has sold for our clients within the last 5 business days.

          3.   Trades Subject to Indefinite Blackout Period

               In general, personal sales of securities that are also held in client accounts are discouraged. A personal sale of a security held in client accounts may occur if the following three conditions are met:

                    1. There are no client buy or sell orders pending for the security in question.

                    2. Along with the PTF, a letter is submitted explaining the reason for the sale.

                    3. The sale is approved by 3 "uninvolved" authorized individuals.

          4.   Blackout Exceptions

               a.   QVM Portfolio stocks

                    Stocks, and related convertibles and options, held in WEDGE clients' QVM accounts may be bought or sold on any day except the day QVM trades of the security in question are being executed or are pending execution as a result of a model rebalance.

               b.   Initial Public Offerings

                    Purchases of any shares in an IPO are prohibited if the security is an equity or a security convertible into an equity.

               c.   New Employees

                    New employees may be exempted from the Indefinite Blackout Period of personal sales of securities held in client accounts (as described in item VII. 3 above) if requested during the first 10 days of hire. Requests must be submitted to the CCO via the Personal Trade Form (PTF), Exhibit 7, prior to commencing the trade.

               d.   Gifts of Securities

                    Gifts of securities will generally be treated according to the same procedures as for a sale of the particular security. Like a sale, gifts of securities not held in WEDGE accounts may be made at anytime other than the final day of selling for WEDGE clients. However, unlike a sale, even if the security is held in WEDGE clients' accounts, it may be gifted to a nonprofit organization


Personal Security Trading Policy                                               5

                    (charitable, educational, religious, etc.) provided that the employee or partner making the gift gains no direct or indirect Beneficial Interest. Approval will be granted only if there are no orders on the trading desk and no orders are anticipated for that particular security. The organization to which the gift is being made should be clearly identified on the PTF form. A confirmation is not required to be matched with the PTF form.

VIII. Options Trading Guidelines

               1. Under no circumstances may an employee or partner initiate an option transaction on a stock held in WEDGE Large, Mid, Small or Micro Cap portfolios.

               2. If an analyst who recommends purchase of a stock in a WEDGE Large, Mid, Small or Micro Cap portfolio has an option position on the stock he/she is planning to recommend, the option position must be liquidated prior to the first purchase of the related stock for WEDGE clients.

               3. If an employee or partner, other than the analyst recommending purchase of a stock for WEDGE clients, has an option position relating to a stock recommended for purchase in Large, Mid, Small or Micro Cap portfolios, the employee or partner is frozen in that option position until five business days after the stock purchase is completed for all relevant WEDGE clients. After the blackout period, the option position may be liquidated, exercised or allowed to expire, but may not be rolled to a new strike price or date. If the option expiration date occurs during the blackout period, the employee or partner may, on the last trading day before the expiration date, either exercise the option, let the option expire, or roll the option position to the next expiration date (at the same strike price, if available, or the closest strike price then available).

               4. If an employee or partner has a "written" position exercised during a blackout period, this exercise is out of the employee's or partner's control, so there will be no approval required. However, the stock transaction in any option exercise needs to be documented on a PTF (Exhibit 7). In this case approval will normally be granted after the exercise. A PTF does not need to be filled out for the option when an option expires unexercised or is exercised.

IV.  Review Procedures

     During these review procedures, the Compliance Group will preserve the confidentiality of all partners and employees. All transactions and holdings reports will be maintained in confidence, except when necessary to comply with requests for information from government agencies.

     A.   Personal Trading Confirmation Review

          On a regular basis, the Compliance Group will review all duplicate confirmations received to ensure there is a PTF (Exhibit 7) for every confirmation which requires pre-clearance, and then staple the two corresponding forms together to be filed for retention. All other confirmations must be initialed by a member of the Compliance Group if no PTF was required. Persons requesting or approving the trade authorization may not perform the audit of the confirmation.


Personal Security Trading Policy                                               6

     B.   Quarterly Attestation Review

          On a quarterly basis, all employees and partners will receive a "Quarterly Attestation." The Compliance Group will collect the attestations to ensure all employees and partners have completed them in a timely manner; and will review the attestations received for policy compliance and report any policy violations to the Management Committee in a Quarterly Review Memo.

     C.   Annual Personal Security Ownership Form (APSOF) Review

          On an annual basis, the Compliance Group will review APSOFs to ensure that WEDGE has received an APSOF from each employee and partner in a timely manner. Also, the APSOFs will be reviewed for any potential conflict of interest in a security.

     D.   Violations

          Any technical violations with an inconsequential impact on WEDGE clients will be explained to the individual at fault with the goal of achieving strict adherence to our policy. Any matters of a more severe nature must be brought before the CCO, and potentially the Management Committee, as soon as practical, after which sanctions will be issued based upon the severity of the violation. Note that disgorgement of profits or termination of employment may be a recommended punishment if the violation is severe, or there is flagrant misuse of personal trades.

     E.   Internal Audit & Supervision

          On an annual basis, this policy will be reviewed by a compliance officer to determine if any revisions are necessary. Also, periodic reviews will be conducted to ensure policy compliance. All actions taken and summaries of periodic reviews will be communicated to the firm's Management Committee.

     F.   Record Retention

          All documents obtained in conjunction with this policy will be maintained for a minimum of six years.


Personal Security Trading Policy                                               7

                         WEDGE CAPITAL MANAGEMENT L.L.P.
                        PERSONAL SECURITY TRADING POLICY
              EFFECTIVE OCTOBER 1, 2002 (REVISED NOVEMBER 27, 2007)

                                REPORTING SUMMARY

The purpose of this summary is to provide partners and employees with a quick reference guide to comply with the pre-clearance and reporting requirements of the Personal Security Trading Policy. This summary is intended for use in conjunction with the entire policy.

REQUIRED REPORTING                  RESPONSIBILITIES                     TIMEFRAME                        RELEVANT SECURITIES
------------------         -----------------------------------  -----------------------------  -------------------------------------
Personal Trade Form (PTF)  - Complete the PTF and obtain        - Prior to placing an order.   - Common Stocks
                             approval before placing an order
                             to trade a marketable security in  - Certain Blackout Periods     - Options on Common Stocks
                             an account in which you have         apply. (See section VII).
                             Investment Control.                                               - Convertible Preferred Stocks

                                                                                               - Taxable Bonds

                                                                                               - Private Placements

Duplicate Statements and   - Must be sent directly to WEDGE     - Confirmations should be      All investment accounts and any
Confirmations                from broker, dealer or bank for      sent after each trade.       holdings therein which a partner or
                             all trades in accounts with                                       employee has Investment Control or
                             Investment Control and or          - Statements should be sent    Beneficial Interest except:
                             Beneficial Interest.                 monthly or quarterly
                                                                  depending on broker.         - Direct obligations of the
                                                                                                 Government of the United States;

                                                                - Confirmations and            - Bankers' acceptances, bank
                                                                  statements must be received    certificates of deposit, commercial
                                                                  no later than 30 days          paper and high quality short-term
                                                                  following the end of each      debt instruments, including
                                                                  quarter.                       repurchase agreements; and

                                                                                               - Shares issued by money market
                                                                                                 funds.

Quarterly Attestation      - Confirm that WEDGE received all    - Due no later than the 30Th   All investment accounts and any
                             confirms in accounts with            day of the month after the   holdings therein which a partner or
                             Investment Control and or            end of each calendar         employee has Investment Control or
                             Beneficial Interest or that          quarter.                     Beneficial Interest except:
                             there have been no trades during
                             the quarter.                                                      - Direct obligations of the
                                                                                                 Government of the United States;

                                                                                               - Bankers' acceptances, bank
                                                                                                 certificates of deposit, commercial
                                                                                                 paper and high quality short-term
                                                                                                 debt instruments, including
                                                                                                 repurchase agreements; and

Annual Personal Security   - Provide a listing of securities    - Due by January 30Th each     - Shares issued by money market
Ownership Form (APSOF)       in each investment account in        year.                          funds.
                             which you have Investment Control
                             and or Beneficial Interest.        - Within 10 days of            All investment accounts and any
                                                                  employment.                  holdings therein which a partner or
                                                                                               employee has Investment Control or
                                                                                               Beneficial Interest except:

                                                                                               - Direct obligations of the
                                                                                                 Government of the United States;

                                                                                               - Bankers' acceptances, bank
                                                                                                 certificates of deposit, commercial
                                                                                                 paper and high quality short-term
                                                                                                 debt instruments, including
                                                                                                 repurchase agreements; and

                                                                                               - Shares issued by money market
                                                                                                 funds.


Personal Security Trading Policy                                               8

PRE-CLEARANCE PROCESS FLOWCHART                                        Exhibit 1

                                  (FLOW CHART)

*** A security is considered traded by WEDGE when more than half of the eligible accounts within the applicable WEDGE product (SCP, MCP, LCP, etc.) are participating or will participate (anticipated buys and pending trades on the trading desk) in the transaction. The Blackout period will extend until one (1) day after the final transaction occurs for those accounts included in the initial block of trades.


Personal Security Trading Policy                                               9

                                                                       Exhibit 2

             FORM OF LETTER TO BROKER, DEALER, BANK, OR MUTUAL FUND

(Date)

Name
Address

Subject:_____________ Account # _______________________________

Dear : _________________________________

My employer, WEDGE Capital Management L.L.P., is an investment adviser registered with the Securities and Exchange Commission (SEC) under the Investment Advisors Act of 1940. Pursuant to my employer's Code of Ethics, please send duplicate confirmations of individual transactions as well as duplicate periodic statements for the referenced account directly to:

               WEDGE Capital Management L.L.P
               STCC File - FBO: (insert name)
               301 South College St., Suite 2920
               Charlotte, NC  28202-6002

Thank you for your cooperation. If you have any questions, please contact me or a member of WEDGE Capital Management's Compliance Group at 704-334-6475.

Sincerely,


Personal Security Trading Policy                                              10

QUARTERLY ATTESTATION                                                  Exhibit 3

WEDGE CAPITAL MANAGEMENT L.L.P. - PERSONAL TRADING ATTESTATION

As part of our quarterly personal trading review, WEDGE must receive certain attestations from you regarding any trading activity and/or account changes that took place during the quarter ended_____________. Applicable accounts include all investment accounts held at a broker, dealer, bank or mutual fund in which you have Investment Control and/or a Beneficial Interest (as defined by the WEDGE Personal Security Trading Policy). To facilitate this process, please select one response to each of the following three questions. Your response must be received by ___________.

1. PLEASE SELECT ONE OF THE FOLLOWING OPTIONS REGARDING ANY TRADING ACTIVITY THAT OCCURRED DURING THE QUARTER. THIS INCLUDES ETF'S, MUTUAL FUNDS, UIT'S, MUNICIPAL BONDS, AND OTHER TRADING ACTIVITY IN ADDITION TO THOSE SECURITIES WHICH REQUIRE PRE-CLEARANCE (COMMON STOCKS, OPTIONS ON COMMON STOCKS, CONVERTIBLE PREFERRED STOCKS, TAXABLE BONDS, AND PRIVATE PLACEMENTS):

(NOTE: IF YOU HAVE AN ACCOUNT THAT IS NOT SETUP FOR DUPLICATE STATEMENTS AND CONFIRMATIONS TO BE SENT TO WEDGE, PLEASE PROVIDE THIS DOCUMENTATION FOR THE QUARTER TO A MEMBER OF THE COMPLIANCE GROUP.)

Duplicate trade confirmations or transaction reports have been sent to WEDGE.

Duplicate trade confirmations or transaction reports have NOT been sent to WEDGE.

No trading activity occurred during the quarter.

2. PLEASE SELECT ONE OF THE FOLLOWING OPTIONS REGARDING NEW/CLOSED ACCOUNTS:

No accounts have been opened or closed during the quarter.

An account was opened/closed during the quarter for which I have Investment Control and/or a Beneficial Interest and a member of the Compliance Group has already been notified.

An account was opened/closed during the quarter for which I have Investment Control and/or Beneficial Interest and a member of the Compliance Group has NOT already been notified.

3. PLEASE SELECT ONE OF THE FOLLOWING OPTIONS REGARDING TRADING IN MUTUAL FUNDS THAT WEDGE SUB-ADVISED (INCLUDING AMERICAN FIDELITY DUAL STRATEGY FUND, ADVANCED SERIES TRUST (PRUDENTIAL), RIVERSOURCE VP SELECT VALUE FUND, RIVERSOURCE SELECT VALUE FUND, UBS ALPHA CHOICE, VANTAGEPOINT (ICMA) SELECT VALUE FUND) DURING THE
QUARTER:

I have NOT traded in any mutual funds sub-advised by WEDGE.

I have traded in mutual funds sub-advised by WEDGE as specified below.

Name of mutual fund traded if sub-advised by WEDGE:

Personal Security Trading Policy                                              11

                                                                       Exhibit 4

                              NEW ACCOUNT(S) REPORT

The following account(s) were recently opened in which I have Investment Control or Beneficial Interest:

 Date    Name of Broker, Dealer,                   Account       Do you have
Opened    Bank, or Mutual Fund     Account Title    Number   Investment Control?
------   -----------------------   -------------   -------   -------------------


For each account listed, I have requested duplicate statements and confirmations be sent to WEDGE.

                                        ________________________________________
                                                   Name (Please print)


                                        ----------------------------------------
                                                        Signature

                                        ________________________________________
                                                          Date


Personal Security Trading Policy                                              12

                                                                       Exhibit 5

                   REQUEST ALTERNATIVE CONFIRMATION PROCEDURE

I have read WEDGE Capital Management's Personal Security Trading Policy and understand that the purpose of the Policy is to avoid any actual or potential conflict of interest or any abuse of my position as a representative of WEDGE in the execution of personal securities transactions and to place the interests of our clients first at all times. I also understand the pre-clearance and reporting requirements required by the Policy. However, I request an alternative confirmation procedure be accepted for the following account(s):

                  Account Name (list relationship to     Name of Broker, Dealer, Bank, or   Individual w/ Investment Control (list
Account Number   account owner if other than yourself)             Mutual Fund               relationship if other than yourself)
--------------   -------------------------------------   --------------------------------   --------------------------------------


I certify that with respect to each of the accounts listed above (initial appropriate boxes):

___ I mailed a request for statements and confirmations to be sent directly to WEDGE and received a reply that this request cannot be fulfilled.

___ In conjunction with my Quarterly Attestation, I will provide WEDGE with a copy of all trade confirmations or transaction reports representing trades that occurred during the quarter and a copy of all quarterly or monthly statements.

___ Upon request, I will provide WEDGE with any additional information WEDGE may require.

Additional information pertinent to the request for alternate confirmation procedures (attach additional page if necessary):


For Compliance Use Only                          -------------------------------
                                                            Signature
Alternate Confirmation Procedure:
                                    Approved     _______________________________
                                    Disapproved            Print Name

_________________________________                _______________________________
     Compliance Representative                                Date


Personal Security Trading Policy                                              13

                                                                       Exhibit 6

                         WEDGE Capital Management L.L.P.

                            Personal Security Trading

                     ANNUAL PERSONAL SECURITY OWNERSHIP FORM

(Including all 401(k), Individual Retirement Accounts (IRA), and all other investment accounts)

                           As of _______________(date)

1.   I hereby acknowledge receipt of WEDGE's Personal Security Trading Policy.

2. I have read and understand the Policy and recognize that I am subject thereto in my capacity at WEDGE.

3. I hereby certify that I have no knowledge of the existence of any personal conflict of interest which may involve Firm clients, such as any economic relationship between my transactions and securities held or to be acquired by Firm clients.

4. To the best of my knowledge, I have directed all confirms and statements from all security trades executed in those accounts in which I have Investment Control and/or Beneficial Interest, to be sent to WEDGE. I understand that the term Beneficial Interest includes, but is not limited to, all accounts in which members of my household have a direct interest or exercise Investment Control.

5. I hereby certify that the following list of securities includes all investment accounts and any holdings therein which I have Investment Control or Beneficial Interest as of the date noted above.

6. I understand that the only securities exempted from these reporting requirements include direct obligations of the government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by money market funds.


Personal Security Trading Policy                                              14

                                                                             HAS THERE
                                                                DO YOU         BEEN
                                NAME ON                          HAVE       ACTIVITY IN
BROKER, DEALER,                ACCOUNT &                      INVESTMENT   THIS ACCOUNT
BANK OR MUTUAL                RELATION TO         ACCOUNT       CONTROL    IN THE PRIOR
FUND                              YOU              NUMBER       (Y/N)?      YEAR (Y/N)?
----------------------   ----------------------   ---------   ----------   ------------
Example: Merrill Lynch   Katie Cihal - Self       111222333       Y             Y

Example: Merrill Lynch   Colleen Cihal - Mother   444555666       N             N

Example: Merrill Lynch   Colleen Cihal - Mother   444555666       N             N

                                                                                    NUMBER OF
BROKER, DEALER,                                                          TICKER     SHARES OR
BANK OR MUTUAL                   TYPE OF                TITLE OF        SYMBOL OR    PRINCIPAL
FUND                            SECURITY                SECURITY          CUSIP        AMOUNT
----------------------   ------------------------   ------------------  ---------   ----------
Example: Merrill Lynch   Stock                      Exxon Mobil Corp.   XOM             1,000

Example: Merrill Lynch   Mutual Fund                Dodge & Cox         DODGX           2,000

Example: Merrill Lynch   Tax-Exempt Municipal Bon   Mecklenburg Co.     123456AB7    $100,000



Date _________________________    Signature                                                       Print Name
                                            ---------------------------------------------------              ________________


Personal Security Trading Policy                                              15

                                                                       Exhibit 7

                          PERSONAL TRADE APPROVAL FORM

                                                            Date _______________

Name: ______________________________    Please Check Appropriate Box:

Account(s): ________________________             BUY   [ ]

Security Description: ______________             SELL  [ ]

Quantity: __________________________             GIFT  [ ]
                                                                 ---------------
                                                                   (Recipient)

I have read the firms' Personal Security Trading Policy and believe this transaction complies with the Policy, and does not violate WEDGE's Policy of not using material nonpublic information on any security trades. We do not have any orders pending on the trading desk in this security. I do not believe this security is being considered for sale or purchase by WEDGE for its accounts.

TO BE FILLED OUT BY EMPLOYEE/PARTNER:             TO BE FILLED OUT BY THE APROVING PERSON:
Ticker/Cusip: ___________ Market Cap: _________   1. List initials of people consulted about this trade (if any) __________
Proposed Trade Date: ___________                  2. Is there a pending trade on our desk in this stock? (Yes or No)
Will this be a GTC order?: (Yes or No)            3. Is an analyst anticipating a trade in this stock? (Yes / No or N/A)
(GTC orders are limited to three trading days.)
Is this an IPO?:  (Yes or No)                     4. Is this stock held in client accounts? (Yes or No)

RESTRICTIONS: Time Period ________________________   Other _____________________

Permission Granted By: ___________________________   Denied By: ________________

________________________________________________________________________________

**TRADE AUDIT** ACTUAL TRADE DATE:_________ SHARES TRADED: ________ BY: ________ (from confirmation)

Personal Security Trading Policy

                         WEDGE CAPITAL MANAGEMENT L.L.P.
                                 PRIVACY POLICY
                             Effective: June 1, 2001
                           Revised: February 13, 2008

BACKGROUND

In 2001, the Securities and Exchange Commission (SEC) adopted Regulation S-P, privacy rules promulgated under section 504 of the Gramm-Leach-Bliley Act. Under the Act, a financial institution must provide its customers with a notice of its privacy policies and practices, and must not disclose personal information about a consumer to nonaffiliated third parties unless the financial institution provides certain information to the consumer and the consumer has not elected to opt out of the disclosure. In 2005, the SEC amended Regulation S-P adding the "Disposal of Consumer Report Information" rule, in response to the need to secure consumer information from unauthorized access in an effort to decrease the risk of fraud or related crimes, including identity theft.

DEFINITIONS

Consumer - an individual (and his or her legal representative) who obtains, from a financial institution, financial products or services that are to be used primarily for personal, family, or household purposes. An investor who provides personal information to a financial institution (whether orally or in writing) in seeking financial advisory services would be a consumer of a financial institution, even if the investor does not enter into an advisory contract with the financial institution.

Customer - a consumer who has a continuing relationship with a financial institution under which the financial institution provides a financial product or service that is to be used by the consumer primarily for personal, family, or household purposes.

Financial Institution - any institution the business of which is engaging in activities that are financial in nature. Entities include banks, broker-dealers, investment companies, and SEC registered investment advisers.

Personally Identifiable Financial Information - information that a consumer provides a financial institution in order to obtain a financial product or service, information resulting from any transaction between the consumer and a financial institution involving a financial product or service, and information about a consumer that a financial institution otherwise obtains in connection with providing a financial product or service to the consumer. This may include information that may not generally be considered financial such as name, address, social security number, telephone number and email address.

Note: Trusts are exempt from privacy regulation since the trust itself is the entity that obtains the financial service and Regulation S-P does not apply because the trust is not a natural person. In addition, all institutional clients are exempt from privacy regulation since they also are not natural persons.

NOTICES

Initial Privacy Notice

Customers - WEDGE must provide to their customers a clear and conspicuous notice that accurately reflects the firm's privacy policies.


WEDGE Capital Management L.L.P.                                                1
Privacy Policy

Consumers - With respect to consumers, a firm is not required to provide an initial notice if they do not disclose any personal information about the consumer to any nonaffiliated third party.

If WEDGE decides to disclose such information, it must first provide the consumer with:

     -    an initial notice of the firm's intent to do so

     - a reasonable opportunity for the consumer to opt out of the disclosure, and

     -    access to the firm's privacy policy

Timing - WEDGE must provide the initial privacy notice no later than when WEDGE establishes the relationship with the customer. WEDGE establishes a customer relationship with a consumer when the consumer signs the contract for investment advisory services.

It is anticipated that the initial notice will be provided to customers at the same time the brochure (ADV-II) is provided.

Exceptions for Subsequent Delivery of Notice - WEDGE may deliver the initial privacy notice within a reasonable time after a relationship has been established if:

     - providing notice not later than when a customer relationship is established would substantially delay the customer's transaction and the customer agrees to receive the notice at a later time, or

     - a nonaffiliated broker-dealer or investment adviser establishes a customer relationship between WEDGE and a consumer without WEDGE's prior knowledge (ex. a wrap account where the client has a written contract with the wrap sponsor but not with WEDGE).

Annual Privacy Notice to Customers

WEDGE must provide a clear and conspicuous notice to customers that accurately reflects its privacy policies and practices not less than annually during the continuation of the customer relationship. Annually means at least once in any period of 12 consecutive months during which the relationship exists. A firm may determine the 12 consecutive month period but must apply it to the customer on a consistent basis.

WEDGE anticipates providing the annual privacy notice to customers within 45 days of each calendar year end.

Information Required in Privacy Notice

WEDGE's initial, annual, and revised privacy policy notices must include each of the following items of information:

     -    The categories of personal information collected

     -    The categories of personal information disclosed

     - The categories of affiliated and nonaffiliated third parties to whom personal information may be disclosed

     - Policies with respect to disclosure of information relating to former customers

     - The categories of personal information disclosed to service providers and parties engaged in direct marketing

     - An explanation of the consumers right to opt out of the disclosure of personal information to nonaffiliated third parties

     -    Certain disclosures made under the Fair Credit Reporting Act

     - Policies with respect to protecting the confidentiality and security of personal information

Note: WEDGE is not obligated to provide more than one notice to joint accountholders. A single notice provided initially and annually thereafter, will suffice.

Please see Attachment I for WEDGE Capital Management's Privacy Notice to be provided at account inception and annually thereafter.


WEDGE Capital Management L.L.P.                                                2
Privacy Policy

OPT OUT PROVISIONS

In addition to the notices previously described, Regulation S-P requires financial institutions that disclose personal information to nonaffiliated third parties to provide consumers an opt out notice and that it accurately explain the consumer's right to choose not to have their information disclosed to others. The rule also requires that firms provide consumers with a reasonable time to opt out and honor an opt out election as soon as practicable.

Opt Out Notice

The opt out notice must state 1) that the firm discloses or reserves the right to disclose personal information about the consumer to a nonaffiliated third party, 2) that the consumer has the right to opt out of that disclosure, and 3) a reasonable means by which the consumer may exercise the opt out right (ex. designate a check-off box in a prominent position on the opt out form; include a reply form with the opt out notice).

Duration of Opt Out Direction

A consumer's direction to opt out under this section is effective until the consumer revokes it in writing.

Note: Section 248-14 of Regulation S-P provides exceptions to the opt out requirements. Financial institutions who share personal information in connection with

     (1) servicing or processing financial products or services requested by the consumer, or

     (2)  maintaining or servicing a customer account,

and do not share this information for any other reason, are excepted from the opt out requirements.

DELIVERY OF NOTICES

WEDGE must provide all privacy and opt out notices required by Regulation S-P such that each consumer can reasonably be expected to receive the actual notice in writing or, if the customer agrees, electronically. Reasonable delivery consists of the following:

     -    Hand deliver a printed copy of the notice to the consumer

     - Mail a printed copy of the notice to the last known address of the consumer

     - For the consumer who conducts transactions electronically, post the notice on the firm's web site and require the consumer to acknowledge receipt of the notice as a necessary step to obtain a particular financial product or service (For annual notices only, the customer need not acknowledge receipt of the notice if WEDGE continuously posts a current notice of its privacy policies and practices in a clear and conspicuous manner on its web site and the customer has agreed to accept notices at the site.)

Note: WEDGE may not reasonably expect that a consumer will receive actual notice of its privacy policies and practices if it posts the notice on its web site or if it sends the notice via electronic mail to a consumer who does not request to receive the notice electronically.

DISCLOSURE GUIDANCE

Personal Information is Disclosed

If WEDGE chooses to disclose personal information about a consumer to a nonaffiliated third party, it must:

     -    Provide an initial notice to the consumer as previously discussed

     -    Provide the consumer with an opt out notice

     - Allow the consumer a reasonable opportunity to opt out of the disclosure (30 days) before the information is disclosed


WEDGE Capital Management L.L.P.                                                3
Privacy Policy

     - Provide annual privacy notices to all consumers, and annual opt out notices to those who have not elected to opt out.

Personal Information is not Disclosed

Limited disclosures are required from those firms who do not share personal information with others, and who:

     -    do not have an affiliate;

     - only disclose personal information to nonaffiliated third parties in accordance with an exception under section 248-14 such as in connection with servicing or processing a financial product or service requested or authorized by the consumer, or maintaining or servicing a customer account; and

     - do not reserve the right to disclose personal information to nonaffiliated third parties (except under section 248-14).

These firms are only required to provide initial and annual privacy notices to their customers. Since information is not shared, initial and opt out notices are not required to be provided to consumers and opt out notices do not need to be provided annually to customers.

Since WEDGE discloses personal information to nonaffiliated third parties only as authorized under an exception, its only responsibilities are to provide initial and annual privacy notices to each of its customers. Opt out notices or opt out rights do not need to be provided to WEDGE's customers.

THIRD PARTY AGREEMENTS

In order for WEDGE to provide investment management services to its customers, it must disclose personal information in very limited instances with companies that perform services on its behalf. To do so, this fact must be disclosed in the initial and annual notices to customers (see Attachment I for disclosure of this fact in the initial and annual privacy notice). In addition, all existing and future contracts with third parties with whom the financial information of customers will be shared must include the following or similar language:

"While performing the services outlined in this agreement, you may become privy to the personal information of WEDGE Capital Management's customers. This information shall be treated as confidential and shall not be disclosed to third parties except as required by law."

PARTNER AND EMPLOYEE PRIVACY

WEDGE collects various personal information on its partners and employees including, but not limited to social security numbers, personal phone numbers, address history, and investment account information. The personal information of current and former partners and employees of WEDGE is covered by this Policy such that all personal information is to be treated as confidential and when necessary disposed of properly. Receipt of this Policy serves as notice for partners and employees.

INTERNAL CONTROL PROCEDURES

To comply with Regulation S-P, WEDGE will implement the following safeguards to insure the security and confidentiality of customer records and information, protect against any anticipated threats or hazards to the security or integrity of customer records and information, and protect against unauthorized access or use of customer records that could result in substantial harm or inconvenience to its customers.


WEDGE Capital Management L.L.P.                                                4
Privacy Policy

Employees

     - All existing and new employees will be required to acknowledge and review the firm's privacy policy.

     - WEDGE will hold an annual employee education meeting to reacquaint its employees with the privacy policy.

     - Employees are not to give personal information to others via the telephone, e-mail, or any other written or oral means unless they have affirmatively identified the third party as either the client, a fiduciary representative of the client or a party that needs the information to complete a transaction for the client such as broker-dealers and custodians.

Physical Safeguards

     - All client files should be returned to the file cabinets at the end of each working day where they are to be re-filed. Under no circumstance are client files to be left in offices or on top of file cabinets overnight.

     - Side entrance doors are to remain locked at all times and the main entrance doors are to remain locked except during business hours.

     - Visitors to WEDGE should be accompanied by a WEDGE employee at all times and should not be given access to customer records and information.

     - All documents containing personal information of WEDGE's customers, that are to be disposed of, should be shredded.

Electronic Safeguards

     - All personal computers with must require a password to gain access to the system and must be logged off the network at the close of business each day. Passwords will be changed every 6 months.

     - Remote access to the firm's network and portfolio accounting system will only be available with adequate security, which may include the use of virtual private networks (VPNs) and secure tokens for access.

     - WEDGE will not collect or disburse personal information including client account information through the firm's website.

     - Disposal of any electronic data (obsolete hard drives, diskettes, tapes, CDs, DVDs or other electronic media) should be handled such that the information is not readable or able to be reconstructed.

     - Files with client data should not be placed on flash drives and transported off site.

     - Associates with laptops will not keep sensitive client information on their hard drive and must adequately protect the laptop from theft and inappropriate use.

Miscellaneous Safeguards

     - All contracts must be reviewed by the firm's compliance officer to ensure compliance with Regulation S-P.

     - All physical, electronic, and other safeguards applied to existing customer's information will be equally applied to the information of past customers as well as partners and employees of the firm.

     - An annual review of the firm's privacy policy and practices will be performed to ensure the policy is adequate, that practices are in compliance with Regulation S-P, and any new potential hazards are identified.

     - The firm's compliance officer will be responsible for the maintenance and review of the firm's privacy policy and will report any violations, shortfalls, and recommended amendments to the firm's Management Committee.


WEDGE Capital Management L.L.P.                                                5
Privacy Policy

Attachment I
[FIRM LETTERHEAD]

                            CLIENT PRIVACY STATEMENT

GUIDING PRINCIPLES

The relationship between WEDGE Capital Management L.L.P. and our clients is the most important asset of our firm. We strive to maintain your trust and confidence, an essential element of which is our commitment to protect your personal information to the best of our ability. We believe that all of our clients value their privacy, so we will not disclose your personal information to anyone unless it is a) required by law; b) at your direction; or c) is necessary to provide you with our services. We have not sold and will not sell your personal information to anyone.

THE PERSONAL INFORMATION THAT WE COLLECT, MAINTAIN, AND COMMUNICATE

WEDGE Capital Management L.L.P. collects and maintains your personal information so we can provide investment management services to you. The types and categories of information we collect and maintain about you include:

     - Information we receive from you to open an account or provide investment advice to you (such as your home address, telephone number, and financial information);

     - Information that we generate to service your account (such as trade tickets and account statements); and

     - Information that we may receive from third parties with respect to your account (such as trade confirmations from brokerage firms and account statements from your custodian).

In order for us to provide investment management services to you, we must disclose your personal information in very limited instances, which include:

     -    Disclosure to companies - subject to strict confidentiality agreements
          - that perform services on our behalf); and

     - Disclosures to companies as permitted by law, including those necessary to service your account (such as providing account information to brokers and custodians).

HOW WE PROTECT YOUR PERSONAL INFORMATION

To fulfill our privacy commitment at WEDGE Capital Management L.L.P., we have instituted firm-wide practices to safeguard the information that we maintain about you. These include:

     - Adopting policies and procedures that put in place physical, electronic, and other safeguards to keep your personal information safe.

     - Educating and training employees to be knowledgeable of the firm's privacy practices.

     - Requiring third parties that perform services for us to agree in writing to keep your information strictly confidential.

     - Protecting information about our former clients to the same extent as our current clients.


WEDGE Capital Management L.L.P.                                                6
Privacy Policy

                         WEDGE CAPITAL MANAGEMENT L.L.P.
                   PERSONNEL HANDBOOK - CODE OF ETHICS PORTION
                              REVISED: OCTOBER 2008

The following excerpts from the Personnel Handbook are part of WEDGE's Code of Ethics.

GIFTS FROM BROKERS AND/OR COMPANIES

All meals are acceptable gifts when business is being discussed. Subsidies of lodging and/or transportation costs are also acceptable, but only if such lodging and/or transportation is furnished to a group as part of a company-sponsored program, or if it is provided in such a location that other sources of lodging and/or transportation are not practical.

Singular gifts with a market value less than $100.00 are acceptable without condition. Other items received, with a value greater than or equal to $100.00, need to be described in writing to the Chief Compliance Officer (CCO) within five days of receipt. If the sum of two or more items received in a 90 day period amounts to more than $100.00, the person involved also needs to describe the items in writing to the CCO. All gifts with a value greater than or equal to $100.00 will be evaluated as to their acceptability.

OTHER POLICIES

All personnel are expected to be familiar with and comply with all other WEDGE policies. A copy of all policies can be found at S: Policies Manual.

CONFIDENTIALITY

All personnel will have access to and will become acquainted with trade secrets, confidential information and property relating to WEDGE and its customers. All information obtained in the course of employment is to be used for conducting WEDGE's business only. Associates are prohibited from discussing or disclosing such trade secrets, confidential information or property, either directly or indirectly, to persons outside WEDGE, either during employment, or at any time thereafter, except as required by the supervisor. As a condition of employment, this same level of confidentiality must be maintained regarding information about coworkers, associate relations matters, clients and WEDGE operations.


WEDGE Capital Management L.L.P.                                                1
Personnel Handbook